UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 21, 2013

CRYOLIFE, INC.

(Exact name of registrant as specified in its charter)

Florida	1-13165	59-2417093
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1655 Roberts Boulevard, N.W., Kennesaw, Georgia 30144

(Address of principal executive office) (zip code)

Registrant’s telephone number, including area code: (770) 419-3355

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1	Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement.

On May 21, 2013, CryoLife, Inc. (“CryoLife”) entered into an indemnification agreement (the “Indemnification Agreement”) with Starch Medical, Inc. (“SMI”). The Indemnification Agreement amends certain terms of the parties’ distribution agreement, dated September 28, 2010, as amended (the “Distribution Agreement”), and license agreement, dated September 28, 2010 (the “License Agreement”). Pursuant to the terms of these agreements, CryoLife manufactures and distributes PerClot®, a novel polysaccharide hemostatic agent used in surgery.

CryoLife and SMI have been threatened with a patent infringement lawsuit by Medafor, Inc. (“Medafor”) related to PerClot®. Pursuant to the terms of the Indemnification Agreement, which will remain in force until the final conclusion of any potential litigation with Medafor, and notwithstanding the terms of the Distribution Agreement and the License Agreement, SMI will have no obligation to indemnify CryoLife for the legal costs and expenses incurred by CryoLife related to or arising out of the potential litigation with Medafor with respect to PerClot®, other than as set forth in the Indemnification Agreement. Pursuant to the Indemnification Agreement, CryoLife will primarily control the potential litigation, select the legal counsel that will jointly represent SMI and CryoLife, and pay all legal fees, expenses and costs of the litigation. SMI’s consent, however, will be required for any settlement where money is to be paid.

In exchange for the release of SMI described above, the Indemnification Agreement provides that, notwithstanding the terms of the Distribution Agreement and the License Agreement, CryoLife will pay only a $500,000 milestone payment to SMI when CryoLife has its first commercial sale of PerClot in the United States after receipt of United States regulatory approval, rather than the $1 million previously required by the License Agreement. CryoLife will apply the remaining balance of $500,000 that it would have been required to pay under the License Agreement to offset legal fees that have been or may be incurred in the potential litigation. In addition, subject to an aggregate reduction of no more $3.305 million, CryoLife’s royalty obligation under the License Agreement will be reduced by fifty percent (50%) for the years 2015 through 2017 and by forty percent (40%) for the years 2018 and 2019, returning to the rate set forth in the License Agreement with respect to all later years. To the extent that the aggregate reduction in royalty payments described above is less than $3.305 million on December 31, 2019, CryoLife and SMI agree that they will negotiate in good faith a mechanism by which CryoLife may obtain the difference.

In the event that CryoLife’s actual legal fees, costs and expenses related to the litigation with Medafor, plus any damages awarded in the litigation, are less than the actual milestone payment offsets and royalty reductions described above, CryoLife must reimburse SMI for the difference.

The Indemnification Agreement further provides that in the event that CryoLife is required or agrees to pay monetary damages or royalties to Medafor as a result of the litigation, by settlement or otherwise, CryoLife will be entitled to offset any such monetary damages or royalties against any royalty or license payments due to SMI under the License and Distribution Agreements, in addition to the offsets described above. If CryoLife is required to make a lump sum monetary payment to Medafor in connection with the litigation, either in addition to or in lieu of monetary damages or royalty payments, then SMI agrees that it will pay one-half of such amount, but no more than $1.25 million, to CryoLife. Any such payment shall be paid by SMI to CryoLife in a combination of cash or royalty payment offsets, as shall be agreed upon by SMI and CryoLife.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, CryoLife, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRYOLIFE, INC.

Date: May 28, 2013	By:	/s/ D.A. Lee
	Name:	D. Ashley Lee
	Title:	Executive Vice President, Chief Operating Officer and Chief Financial Officer